UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 2, 2011

PDF SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

000-31311
(Commission File Number)

Delaware	25-1701361
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

333 West San Carlos Street, Suite 700
San Jose, CA 95110
(Address of principal executive offices, with zip code)

(408) 280-7900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 2, 2011, Gregory Walker was appointed to serve as Chief Financial Officer (the “CFO”) and Vice President, Finance of PDF Solutions, Inc. (the “Company”).  Mr. Walker will begin on November 10, 2011, at which time he will replace Michael Shahbazian as the Company’s principal financial officer and principal accounting officer.  Mr. Shahbazian’s appointment as Vice President and interim CFO began in mid-June and will cease at the end of the day on November 9, 2011.  Mr. Shahbazian will remain an employee of the Company during a brief transition period.

Mr. Walker is 57 years old and brings over 30 years of corporate and financial experience to PDF Solutions.  Prior to joining the Company, Mr. Walker served as Sr. Vice President and Chief Financial Officer at InnoPath Software since 2007.  Prior to that, Mr. Walker served as Sr. Vice President & Chief Financial Officer of Magma Design Automation, Inc. from 2002 through 2007.  Earlier in his career, he held various financial roles at technology companies, including Synopsys, Inc., Integrated Device Technology, Inc., International Business Machines Corporation and Xerox Corporation.  Mr. Walker received an M.B.A. from the University of Rochester in Rochester, New York and a B.A. in economics and history from Union College in Schenectady, New York.

The following description of the terms and conditions of the employment offer with Mr. Walker (the “Agreement”) is only a summary and is qualified in its entirety by reference to the Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.  Capitalized terms used herein and not defined herein are as defined in the Agreement.  Pursuant to the Agreement, Mr. Walker will receive an annual base salary of $315,000, paid semi-monthly, and a first-year bonus of $100,000, paid semi-monthly over the first year of his employment, subject to continued employment through each payment date.  For achieving performance objectives in 2012 and each year of his employment thereafter, as determined by the Compensation Committee of the Board of Directors of the Company, Mr. Walker will receive an annual target incentive bonus equal to 70% of his then-current base salary with any such bonus paid in 2013 for the 2012 performance period reduced by the total amount of his first-year bonus paid during the 2012 performance period.  In addition and subject to approval of the Company’s 2011 Stock Plan by its stockholders, Mr. Walker will receive a stock option to purchase up to 180,000 shares of the Company’s common stock, with an exercise price equal to the fair market value of the Company’s common stock on the date of grant and 1/4th of the shares subject to the option vesting on the 12-month anniversary of his start date and 1/48th of the total option shares vesting on a monthly basis thereafter until fully-vested, subject to continued employment through each vesting date.  Subject to meeting certain criteria, in the event that the Company undergoes a Change in Control during the first 12 months of his employment and if, at any time over the next 12 months after consummation of such Change of Control, his employment is terminated without Cause or he resigns with Good Reason, then he will be entitled to all of the following:

o	vesting acceleration with respect to 50% of his then-outstanding and unvested stock options and restricted stock;

o	12 months of his then-current annual base salary, paid in accordance with the Company's standard payroll procedures over a twelve-month period;

o	payout of his Annual Target Bonus in an amount equal to 100% of his Annual Target Bonus paid for the immediately preceding performance period; and,

o	the Company's payment of the premiums for his COBRA coverage until the earlier of 6 months following termination and the date he’s covered by his new employer’s health coverage plan.

In the event the Company terminates his employment at any time without Cause or Disability, then subject to meeting certain criteria, he will be entitled to all of the following:

o	vesting acceleration of his then-outstanding and unvested stock options and restricted stock as if he provided continuous service to the Company for an additional 6 months after his Separation Date;

o	6 months of his then-current annual base salary, paid in accordance with the Company's standard payroll procedures over a six-month period;

o	payout of his Annual Target Bonus in an amount equal to 50% of his Annual Target Bonus paid for the immediately preceding performance period; and,

o	the Company's payment of the premiums for his COBRA coverage until the earlier of 6 months following termination and the date he’s covered by his new employer’s health coverage plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDF SOLUTIONS, INC. (Registrant)

By:	/s/ John Kibarian
John Kibarian President, CEO and Director

Dated:  November 7, 2011